UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2008

Chaparral Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The following information is being provided as supplemental information to other information provided in Chaparral Energy, Inc.’s Form 10-Q for the three and six months ended June 30, 2008 in connection with the earnings call by Chaparral Energy, Inc. being held on August 14, 2008. Unless the context requires otherwise, references to “we,” or “our,” within the context of this Current Report on Form 8-K refer to the consolidated business and operations of Chaparral Energy, Inc. and its subsidiaries.

Use of Non-GAAP Financial Measure (Adjusted EBITDA)

We define Adjusted EBITDA as net income (loss), adjusted to exclude (1) interest and other financing costs, net of capitalized interest, (2) income taxes, (3) depreciation, depletion and amortization, (4) unrealized (gain) loss on ineffective portion of hedges, (5) non-cash change in fair value of non-hedge derivative instruments, (6) interest income, (7) non-cash deferred compensation expense and (8) gain or loss on disposed assets.

Our Adjusted EBITDA measure provides additional information which may be used to better understand our operations. Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA is not defined under generally accepted accounting principles and, accordingly, it may not be a comparable measurement to those used by other companies. The following table provides a reconciliation of net income to Adjusted EBITDA:

	Three months ended June 30,		Six months ended June 30,
(Dollars in thousands)	2007	2008	2007	2008
Net income (loss)	$1,380	$(30,052)	$(3,974)	$(33,019)
Interest expense	21,616	21,101	42,293	42,621
Income tax expense (benefit)	881	(18,737)	(2,490)	(20,612)
Depreciation, depletion, and amortization	21,306	25,275	41,021	49,167
Unrealized (gain) loss on ineffective portion of hedges	(3,990)	13,236	4,128	28,098
Non-cash change in fair value of non-hedge derivative instruments	3,459	56,496	3,411	62,622
Interest income	(194)	(65)	(335)	(170)
Non-cash deferred compensation expense	(2)	2,106	461	2,393
(Gain) loss on assets disposed of	—	(235)	(41)	(230)

Adjusted EBITDA	$44,456	$69,125	$84,474	$130,870

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chaparral Energy, Inc.

Date: August 14, 2008	By:	/s/ Joseph O. Evans
Joseph O. Evans Chief Financial Officer and Executive Vice President